FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS

*	Cablevision delivers first year of organic growth in total customer relationships since 2008; Company also gained 49,000 high-speed data customers during 2015

*	Full year 2015 Consolidated Free Cash Flow from Continuing Operations[1] of $447.4 million

*	Full year 2015 Consolidated Net Revenues increase to $6.510 billion

*	Industry-leading Average Monthly Cable Revenue per Customer ("RPC") of $155.88

*	Customer service initiatives continued to improve efficiencies in the fourth quarter of 2015, with a 30 percent reduction in trouble call truck rolls compared to the prior year period

Bethpage, NY, February 25, 2016 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the fourth quarter and full year ended December 31, 2015.

Fourth quarter consolidated net revenues decreased 0.1% to $1.629 billion, consolidated adjusted operating cash flow (“AOCF”)1 decreased 2.1% to $431.7 million and consolidated operating income decreased 4.2% to $197.1 million, all compared with the prior year period. Fourth quarter 2015 results included unfavorable items totaling $14.2 million, as discussed later in this release. Excluding these items, consolidated AOCF and operating income would have increased 1.1% and 2.7%, respectively, compared to the prior year period.

For full year 2015, consolidated net revenues increased 0.8% to $6.510 billion, consolidated AOCF decreased 3.1% to $1.777 billion and consolidated operating income decreased 7.9% to $848.5 million, all compared to 2014. 2015 results included unfavorable items totaling $48.0 million, as discussed later in this release. Excluding these items, consolidated net revenues would have increased 0.8%, and AOCF and operating income would have decreased 0.5% and 2.7%, respectively, compared to the prior year period.

Cablevision CEO James L. Dolan said, “2015 marked a turning point for Cablevision in several ways. We increased total Cablevision customer relationships and ended the year with more high-speed data customers than ever before in the nation’s most competitive telecommunications market. Cablevision’s improved operational performance demonstrates our continued execution of strategic initiatives, including competing on value rather than price, providing better products and services, and delivering a superior customer experience. We continue to move full speed ahead towards the completion of our transaction with Altice, and we are proceeding through the regulatory process as expected.”

1.	See definition of AOCF and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

Cable
Cable includes our Optimum-branded digital cable television, high-speed Internet and voice services as well as Optimum WiFi, the nation's most robust WiFi network.

Cable net revenues for the fourth quarter 2015 increased 0.1% to $1.456 billion, primarily due to an increase in high-speed data customers, rate initiatives and continued disciplined pricing strategies, partially offset by lower advertising revenue and fewer video and voice customers compared to the prior year period. AOCF decreased 1.5% to $434.5 million and operating income decreased 4.4% to $237.8 million, both compared with the prior year period. Fourth quarter AOCF primarily reflects higher programming costs partially offset by lower employee and customer service-related costs, as compared to the prior year period.

In addition, fourth quarter 2015 results included a $6.1 million inventory valuation adjustment. If excluded, AOCF and operating income would have decreased 0.1% and 1.9%, respectively, compared to the prior year period.

For full year 2015, Cable net revenues increased 0.9% to $5.836 billion, AOCF decreased 3.6% to $1.768 billion and operating income decreased 7.4% to $985.4 million, all compared to 2014. 2015 results included a $12.8 million reserve for the probable settlement of a class action legal matter (of which $3.3 million is reflected as a reduction in revenue), and an inventory valuation adjustment of $17.4 million. Excluding these items, Cable net revenues would have increased 0.9%, and AOCF and operating income would have decreased 2.0% and 4.6%, respectively, compared to the prior year period.

Customer Data
Cablevision delivered the first year of organic growth in total customer relationships since 2008 with a net gain of 2,400, an improvement of 72,000 compared to 2014. In addition, at year end 2015, the Company had more high-speed data customers in the New York market than ever before, with a net gain of 49,000 compared to 2014. Video customer results showed marked improvement in 2015 with 45,000 fewer losses than the prior year period.

During the fourth quarter of 2015, Cablevision experienced the lowest quarterly competitive voluntary churn in more than six years, while continuing its disciplined pricing strategies.

The following table illustrates the change in the Cable customer base during the fourth quarter of 2015:

(rounded to nearest thousand)	Total September 30, 2015	Net Gain/(Loss)	Total December 31, 2015

Total Customers(a)	3,107	13	3,120

Video	2,604	(10)	2,594
High-Speed Data	2,784	25	2,809
Voice	2,188	5	2,193

Serviceable Passings	5,075	5	5,080

(a)	Total customers are defined as the number of households/businesses that receive at least one of the Company's services.

Customer Service
During 2015, Cablevision continued to improve the customer experience through its service initiatives which have resulted in 23 percent fewer trouble call truck rolls and 33 percent fewer repeat trouble calls, compared to 2014. Since these initiatives were implemented three years ago, the Company has reduced the number of trouble call truck rolls by 35 percent and has reduced by half the number of repeat trouble calls.

WiFi
Cablevision continued to optimize the density and quality of its WiFi network through the deployment of smart routers and outside access points in high usage areas, ending the year with more than 1.4 million Optimum WiFi access points. At year end, more than 1 million customers used Optimum WiFi monthly and averaged more than 9 gigabytes of data usage per month via Optimum WiFi. Additionally, Optimum WiFi users generated nearly 5 billion sessions in 2015, and passed 112 million gigabytes of data, which is equivalent to streaming 100,000 high-definition movies per day and more than double the amount of data passed in 2014.

Lightpath
Lightpath is an industry leader in providing advanced Ethernet-based data, Internet, voice, video transport solutions and managed services to large and mid-sized organizations throughout the New York metropolitan area.

The company operates one of the densest metro area fiber networks in the U.S., with more than 7,000 lit locations. In the education market, Lightpath’s popular Hosted Voice, Private Fiber Network and comprehensive data services offer an attractive solution for schools to provide premium connectivity for staff and students.

For the fourth quarter 2015, Lightpath net revenues increased 0.8% to $91.0 million, AOCF increased 7.9% to $43.9 million and operating income increased 13.3% to $19.2 million, each as compared with the prior year period. Fourth quarter results primarily reflect reduced operating expenses and an increase in revenue from Ethernet services.

For full year 2015, Lightpath net revenues increased 3.3% to $364.4 million, AOCF increased 9.8% to $173.0 million and operating income increased 12.2% to $76.6 million, each as compared with 2014.

Other
Other principally consists of Newsday, News 12 Networks, Cablevision Media Sales Corporation and certain other businesses and unallocated corporate costs.

Fourth quarter net revenues decreased 5.4% to $91.1 million, primarily due to lower advertising revenue at Newsday. The AOCF deficit increased 14.4% to $46.8 million and operating loss increased 0.1% to $59.9 million, all compared with the prior year period. Fourth quarter AOCF reflects lower revenue and merger-related costs of $8.2 million, partially offset by lower operating costs at Newsday.

If the merger-related costs were excluded, the AOCF deficit and operating loss would have improved 5.5% and 13.5%, respectively, compared to the prior year period.

For full year 2015, Other net revenues decreased 3.7% to $347.8 million, AOCF deficit increased 4.0% to $163.2 million and operating loss increased 1.2% to $213.6 million, each as compared with 2014. The 2015 results included merger-related costs of $17.9 million. If these costs were excluded, the AOCF deficit and operating loss would have improved 7.4% and 7.3%, respectively, compared to 2014.

Other Matters
On September 16, 2015, Cablevision and Altice N.V. entered into a definitive agreement pursuant to which Altice has agreed to acquire Cablevision for $34.90 in cash for each share of Cablevision Class A and Class B common stock.

Assuming timely satisfaction of the necessary closing conditions, the acquisition by Altice is currently expected to close in the second quarter of 2016.

Due to the pending acquisition by Altice and the terms of the merger agreement, Cablevision has suspended its stock repurchase program and does not anticipate declaring or paying any dividends during the pendency of the acquisition.

For additional information, please refer to our SEC filings at www.cablevision.com.

Non-GAAP Financial Measures
We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense and restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense allows investors to better track the performance of the various operating units of our business without regard to expense associated with awards that are not expected to be made in cash, in the case of restricted shares, restricted stock units and stock options, and the distortive effects of fluctuating stock prices in the case of liability classified awards.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure. We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 7 of this release.

We define Consolidated Free Cash Flow from Continuing Operations (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) plus any excess tax benefit related to share-based awards less capital expenditures (continuing operations), all of which are reported in our Consolidated Statement of Cash Flows. Net cash from operating activities excludes net cash from operating activities of our discontinued operations. We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities. We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses. It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

ABOUT CABLEVISION
Cablevision Systems Corporation (NYSE: CVC) is a leading media and telecommunications company, serving millions of households and businesses throughout the greater New York area. Providing quality products that keep customers connected, Cablevision offers Optimum-branded digital cable television, high-speed Internet and voice services as well as Optimum WiFi, the nation's most robust WiFi network. Cablevision’s Lightpath subsidiary is a premier provider of integrated business communications solutions for larger companies. Through its local media and programming properties – News 12 Networks and Newsday Media Group – Cablevision also delivers news and information created specifically for the communities it serves. Additional information about Cablevision is available at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, including the risks and uncertainties associated with the expected timing and likelihood of the consummation of the pending acquisition by Altice, including regarding the timing, receipt and terms and conditions of any required governmental approvals or that the pending acquisition with Altice will not be consummated at all, and the risks that the proposed acquisition by Altice and its announcement could have an adverse effect on the ability of Cablevision to retain and hire key personnel and maintain relationships with its suppliers and customers and on its operating results and businesses generally, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Cindi Buckwalter
	Executive Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2264

Due to the pending acquisition by Altice, Cablevision will discontinue conference calls to discuss its quarterly and annual results during the pendency of the acquisition.

Detailed financial and operating information related to the Company's fourth quarter and full year 2015 results are available in Cablevision's Form 10-K for the period ended December 31, 2015, filed today with the Securities and Exchange Commission.

For additional information, please visit Cablevision’s Investor Relations website at www.cablevision.com.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Revenues, net	$1,628,978	$1,631,036	$6,509,743	$6,460,946

Operating expenses
Technical and operating	795,831	787,880	3,198,194	3,136,808
Selling, general and administrative	421,504	413,310	1,599,475	1,533,898
Restructuring expense (credits)	(632)	1,950	(1,649)	2,480
Depreciation and amortization (including impairments)	215,135	222,060	865,252	866,502
Operating income	197,140	205,836	848,471	921,258
Other income (expense):
Interest expense, net	(147,252)	(145,121)	(584,839)	(575,580)
Gain (loss) on investments, net	(9,567)	90,671	(30,208)	129,659
Gain (loss) on equity derivative contracts, net	15,311	(64,770)	104,927	(45,055)
Gain (loss) on extinguishment of debt and write-off of deferred financing costs	—	109	(1,735)	(10,120)
Miscellaneous, net	1,931	1,640	6,045	4,988
Income from continuing operations before income taxes	57,563	88,365	342,661	425,150
Income tax expense (a)	(23,782)	(32,046)	(154,872)	(115,768)
Income from continuing operations, net of income taxes	33,781	56,319	187,789	309,382
Income (loss) from discontinued operations, net of income taxes (b)	(1,633)	(175)	(12,541)	2,822
Net income	32,148	56,144	175,248	312,204
Net loss (income) attributable to noncontrolling interests	(30)	(169)	201	(765)
Net income attributable to Cablevision Systems Corporation stockholders	$32,118	$55,975	$175,449	$311,439

Basic income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$0.12	$0.21	$0.70	$1.17
Income (loss) from discontinued operations, net of income taxes	$(0.01)	$—	$(0.05)	$0.01
Net income	$0.12	$0.21	$0.65	$1.18
Basic weighted average common shares (in thousands)	270,277	266,969	269,388	264,623
Diluted income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$0.12	$0.20	$0.68	$1.14
Income (loss) from discontinued operations, net of income taxes	$(0.01)	$—	$(0.05)	$0.01
Net income	$0.12	$0.20	$0.63	$1.15
Diluted weighted average common shares (in thousands)	278,439	273,903	276,339	270,703
Amounts attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$33,751	$56,150	$187,990	$308,617
Income (loss) from discontinued operations, net of income taxes	(1,633)	(175)	(12,541)	2,822
Net income	$32,118	$55,975	$175,449	$311,439
Cash dividends declared per share of common stock	$0.00	$0.15	$0.45	$0.60

(a)	Income tax expense for the twelve months ended December 31, 2014 includes a tax benefit of $53,132 resulting from the reversal of an uncertain tax position liability.

(b)
The Company recorded an expense of $1,626 and $12,380, net of income taxes, during the three and twelve months ended December 31, 2015, with respect to the decision in a case relating to Rainbow Media Holdings LLC, a business whose operations were previously discontinued.

CABLEVISION SYSTEMS CORPORATION
RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING CASH FLOW AND CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING CASH FLOW(a)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Operating income	$197,140	$205,836	$848,471	$921,258
Share-based compensation	20,014	11,066	65,286	43,984
Restructuring expense (credits)	(632)	1,950	(1,649)	2,480
Depreciation and amortization	215,135	222,060	865,252	866,502
Adjusted operating cash flow	$431,657	$440,912	$1,777,360	$1,834,224

CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(a)

	Twelve Months Ended December 31,
	2015	2014

Net cash provided by operating activities(b)	$1,258,087	$1,378,271
Add: excess tax benefits related to share-based awards	5,694	336
Less: capital expenditures(c)	(816,396)	(891,678)
Consolidated free cash flow from continuing operations	$447,385	$486,929

(a)	See Non-GAAP Financial Measures on page 4 of this release for a definition and discussion of AOCF and Free Cash Flow from Continuing Operations.

(b)
The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(c)	See page 12 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended December 31,		%
	2015	2014	Change

Cable	$1,456,036	$1,454,190	0.1%
Lightpath	91,041	90,293	0.8%
Other(a)	91,124	96,370	(5.4)%
Eliminations(b)	(9,223)	(9,817)	6.1%
Total Cablevision	$1,628,978	$1,631,036	(0.1)%

	Twelve Months Ended December 31,		%
	2015	2014	Change

Cable	$5,836,188	$5,784,945	0.9%
Lightpath	364,439	352,964	3.3%
Other(a)	347,805	361,305	(3.7)%
Eliminations(b)	(38,689)	(38,268)	(1.1)%
Total Cablevision	$6,509,743	$6,460,946	0.8%

(a)	Represents revenues of Newsday, News 12 Networks, Cablevision Media Sales Corporation and certain other entities.

(b)	Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended December 31,		%	Three Months Ended December 31,		%
	2015	2014	Change	2015	2014	Change

Cable	$434,489	$441,068	(1.5)%	$237,839	$248,708	(4.4)%
Lightpath	43,944	40,733	7.9%	19,164	16,910	13.3%
Other(a)	(46,776)	(40,889)	(14.4)%	(59,863)	(59,782)	(0.1)%
Total Cablevision	$431,657	$440,912	(2.1)%	$197,140	$205,836	(4.2)%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Twelve Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2015	2014	Change	2015	2014	Change

Cable	$1,767,500	$1,833,577	(3.6)%	$985,448	$1,064,142	(7.4)%
Lightpath	173,022	157,516	9.8%	76,637	68,295	12.2%
Other(a)	(163,162)	(156,869)	(4.0)%	(213,614)	(211,179)	(1.2)%
Total Cablevision	$1,777,360	$1,834,224	(3.1)%	$848,471	$921,258	(7.9)%

(a)	Includes unallocated corporate general and administrative costs and the operating results of Newsday, News 12 Networks, Cablevision Media Sales Corporation and certain other entities.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF CABLE OPERATING STATISTICS
(Unaudited)

CABLE	December 31, 2015	September 30, 2015	December 31, 2014

(in thousands)
Total Customers(a)	3,120	3,107	3,118
Video Customers	2,594	2,604	2,681
High-Speed Data Customers	2,809	2,784	2,760
Voice Customers	2,193	2,188	2,229

Serviceable Passings (in thousands)(b)	5,080	5,075	5,046

Penetration
Total Customers to Serviceable Passings	61.4%	61.2%	61.8%
Video Customers to Serviceable Passings	51.1%	51.3%	53.1%
High-Speed Data Customers to Serviceable Passings	55.3%	54.9%	54.7%
Voice Customers to Serviceable Passings	43.2%	43.1%	44.2%

Revenues for the three months ended (dollars in millions)

Video(c)	$782	$785	$788
High-Speed Data	375	371	359
Voice	226	228	230
Advertising	38	32	48
Other(d)	35	31	29
Total Cable Revenue	$1,456	$1,447	$1,454

Average Monthly Cable Revenue per Customer (“RPC”)(e)	$155.88	$155.04	$155.20

(a)	Represents the number of households/businesses that receive at least one of the Company's services.

(b)	Includes residential passings, as well as commercial establishments that have connected to our cable distribution network.

(c)	Includes equipment rental, DVR, franchise fees, video-on-demand and pay-per-view revenue.

(d)	Includes installation revenue, advertising sales commissions, home shopping and other product offerings.

(e)	RPC is calculated by dividing average monthly Cable GAAP revenue for the quarter by the average number of total customers for the quarter.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

December 31, 2015

Cash and cash equivalents	$1,003,279

Credit facility debt	$2,521,942
Senior notes and debentures	5,860,642
Collateralized indebtedness	1,191,324
Capital lease obligations and notes payable	60,510
Debt	$9,634,418

LEVERAGE

Debt	$9,634,418
Less: Collateralized indebtedness of unrestricted subsidiaries(a)	1,191,324
Cash and cash equivalents	1,003,279
Net debt	$7,439,815

Leverage Ratios(b)
Consolidated net debt to AOCF leverage ratio(a)(c)	4.3x
Restricted Group leverage ratio (Credit Facility Test)(d)(e)	3.0x
CSC Holdings notes and debentures leverage ratio(e)(f)	3.2x
Cablevision senior notes leverage ratio(e)(g)	5.2x

(a)
Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of an unaffiliated company and the Company's only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)	Leverage ratios are based on face amount of outstanding debt.

(c)	AOCF is annualized based on the fourth quarter 2015 results, as reported.

(d)
Reflects the net debt to cash flow ratio as defined in the CSC Holdings’ credit facility debt agreement (which excludes approximately $2.8 billion of Cablevision’s senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries). The annualized AOCF (as defined) used in the Restricted Group leverage ratio was $1.775 billion.

(e)	Includes CSC Holdings’ guarantee of Newsday LLC’s $480 million senior secured credit facility.

(f)
Reflects the debt to cash flow ratio applicable under CSC Holdings' senior notes and debentures indentures (which excludes approximately $2.8 billion of Cablevision’s senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries). The annualized AOCF (as defined) used in the CSC Holdings' notes and debentures leverage ratio was $1.775 billion.

(g)
Adjusts the debt to cash flow ratio as calculated under the CSC Holdings' notes and debentures leverage ratio to include approximately $2.8 billion of Cablevision’s senior notes plus $611 million of Cablevision’s senior notes that were contributed to Newsday Holdings LLC.

CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,
	2015	2014

Customer premise equipment	$35,141	$74,576
Scalable infrastructure	69,702	66,412
Line extensions	7,439	6,656
Upgrade/rebuild	12,532	11,896
Support	50,381	62,958
Cable	175,195	222,498
Lightpath	25,528	28,348
Other(a)	11,704	10,887
Total Cablevision	$212,427	$261,733

	Twelve Months Ended December 31,
	2015	2014

Customer premise equipment	$212,350	$263,466
Scalable infrastructure	229,801	233,530
Line extensions	27,216	18,924
Upgrade/rebuild	55,694	44,024
Support	161,319	183,580
Cable	686,380	743,524
Lightpath	96,405	109,749
Other(a)	33,611	38,405
Total Cablevision	$816,396	$891,678

(a)	Other primarily includes Newsday, News 12 Networks, Cablevision Media Sales Corporation and Corporate.